UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 1, 2006

(Date of earliest event reported)

PEAK INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	0-29332	Not applicable
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat E & F, 19/F., CDW Building, 388 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (852) 3193-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 1, 2006, Peak International Limited (the “Company”) entered into an employment agreement (the “Employment Agreement”) with John Supan. Pursuant to the Employment Agreement, Mr. Supan will be paid an annual salary of $250,000 in twelve equal monthly payments. In addition, the Company will reimburse Mr. Supan for the cost of reasonable housing in Hong Kong, in an amount not to exceed $9,500 per month, and will annually compensate him an amount to fully equalize for the tax increase arising from “The Tax Increase Prevention Reconciliation Act of 2005” pertaining to his housing subsidized by the Company.

The Employment Agreement also provides for a lump-sum severance payment in an amount equal to the greater of (a) $187,500 or (b) 9 months base salary and unused vacation pay, and the vesting of all stock options which would have vested within 18 months of the date of termination, with such options remaining exercisable for one year. Mr. Supan shall not be eligible to receive the severance payment in the event his employment is terminated (1) as a result of his conviction of a felony involving dishonesty, (2) by the Company for Good Cause (as defined in the Employment Agreement), (3) as a result of a material breach of the Employment Agreement, (4) as a result of his death or disability, or (5) as a result of his resignation, unless such resignation is a result of a reduction by the Company of Mr. Supan’s base salary to less than the greater of either $250,000 per year or his future base salary. If Mr. Supan’s employment is terminated without Good Cause or he resigns as a result of a reduction in base salary and such termination or resignation occurs in anticipation of or within two years following a change in control or liquidation of the Company, in addition to the severance payment as described above, all stock options held by Mr. Supan shall immediately vest in full and remain exercisable for a period of one year.

The Employment Agreement also contains standard provisions relating to confidentiality and restrictions on competitive activities and solicitation of Company employees and customers.

The description set forth above is qualified in its entirety by reference to the Employment Agreement, which is filed hereto as Exhibit 10.1 to this Form 8-K.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS, ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On August 1, 2006, the Company appointed Mr. Supan, 56, as Chief Financial Officer. A copy of the Company’s related press release is furnished hereto as Exhibit 99.1.

Mr. Supan’s association with the Company commenced May 1, 2006 as a consulting principal with Financial Leadership Group, LLC (“FLG”), a firm he joined in late 2005, which provides CFO level services to both private and public companies. From May 1, 2006 to July 31, 2006, Mr. Supan served as interim CFO of the Company. From the beginning of 2003 to 2005, Mr. Supan was Chief Financial Officer for Fast Track Systems, a company providing clinical trial software and data solutions to the pharmaceutical industry. From 2000 to 2002, Mr. Supan was Chief Financial Officer for Argonaut Technologies, Inc., a drug development instrumentation company.

On May 1, 2006, the Company entered into a consulting agreement with FLG pursuant to which FLG was paid $20,833 per month for an aggregate total of $62,499 as compensation for its services. FLG provided one of its members, Mr. Supan, to provide services typical of a Chief Financial Officer of a NASDAQ-listed company at the Company’s headquarters in Hong Kong, in Shenzhen, PRC, and other facilities of the Company. As a member of FLG, Mr. Supan participates in the financial results of FLG.

For a description of the material terms of the employment agreement between the Company and Mr. Supan, see Item 1.01 above, which description is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated August 1, 2006, by and between Peak International Limited and John Supan.

99.1	Press Release of Peak International Limited, dated August 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEAK INTERNATIONAL LIMITED

Dated: August 3, 2006	By	/s/ John Supan
	Name:	John Supan
	Title:	Chief Financial Officer